As filed with the Securities and Exchange Commission on October 30, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________________________________________
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________________________________________________
CORENERGY INFRASTRUCTURE TRUST, INC.
(Exact name of registrant as specified in its charter)
  _________________________________________________________

Maryland	20-3431375
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)
1100 Walnut, Ste. 3350
Kansas City, MO 64106
(816) 875-3705
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_________________________________________________________
David J. Schulte
President and Chief Executive Officer
1100 Walnut, Suite 3350
Kansas City, Missouri 64106
(816) 875-3705
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________________________________________________
Copy to:
Steven F. Carman, Esq.
Husch Blackwell LLP
4801 Main Street, Suite 1000
Kansas City, MO 64112
(816) 983-8000
  _________________________________________________________
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check all that apply)

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	(Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	1,000,000	35.67	$35,670,000	4,323.20

(1)
Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)
The proposed maximum offering price per share with respect to the 1,000,000 shares being registered pursuant to this Registration Statement is $35.67, estimated solely for the purpose of computing the registration fee, pursuant to Rule 457(a) under the Securities Act, and, in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low reported sale prices of our common shares on the New York Stock Exchange on October 26, 2018.

PROSPECTUS
CORENERGY INFRASTRUCTURE TRUST, INC.
1,000,000 Shares of Common Stock
Dividend Reinvestment Plan

This prospectus relates to 1,000,000 shares of common stock, $0.001 par value per share, of CorEnergy Infrastructure Trust, Inc. registered for purchase under our Dividend Reinvestment Plan, which we refer to as the “Plan.” The Plan provides record and beneficial owners of our common stock with a convenient and attractive low-cost method of investing cash dividends received on our common stock in additional common stock.
Your participation in the Plan is voluntary and you may terminate your account at any time. If you elect not to participate in the Plan, you will receive dividends, if and when authorized by our board of directors and declared by us, by check or automatic deposit to a bank account that you designate.
For more information about the manner in which we may offer and sale our common stock pursuant to the Plan, see “Dividend Reinvestment Plan” and “Plan of Distribution.” You should read this prospectus carefully before you decide to invest in our common stock.
The following equity securities are currently listed on the New York Stock Exchange: (i) our common stock is listed under the symbol “CORR” and (ii) our depositary shares, each representing 1/100th of a share of our 7.375% Series A cumulative redeemable preferred stock, are listed under the symbol “CORRPrA.”
On October 29, 2018, the last reported sale price of our common stock on the New York Stock Exchange was $36.03. Our principal executive offices are located at 1100 Walnut Street, Suite 3350, Kansas City, MO 64106. Our telephone number is (816) 875-3705, or toll-free (877) 699-2677. Our website can be found at http://corenergy.reit. The information contained on or connected to our website is not, and you must not consider the information to be, a part of this prospectus supplement or the accompanying prospectus.
Investing in our securities involves certain risks. You could lose some or all of your investment. See “Risk Factors” beginning on page 4 of this prospectus. You should consider carefully these risks together with all of the other information contained in this prospectus, any prospectus supplement and any related free writing prospectus before making a decision to purchase our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is October 30, 2018

You should rely only on the information contained in, or incorporated by reference into this prospectus in making your investment decisions. Neither we nor any other person have authorized anyone to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. The information contained in this prospectus or the documents incorporated by reference herein or therein are accurate only as of the date of each such document. Our business, financial condition and prospects may have changed since such dates. We will advise investors of any material changes to the extent required by applicable law.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission, or SEC, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “ Securities Act”), using a “shelf” registration process. This prospectus provides you with a general description of the common stock we may offer under the Plan. You should read this prospectus, as well as the information incorporated by reference in this prospectus, before making an investment in our common stock. See “Available Information” and “Incorporation of Certain Documents by Reference” for more information.
Unless the context otherwise requires or indicates, all references to “we,” “us,” “our,” the “Company” and "CorEnergy" in this prospectus mean CorEnergy Infrastructure Trust, Inc., a Maryland corporation, and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein as well as other written reports and oral statements made from time to time by the Company, may include forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended.
Forward-looking statements can often be identified by the use of forward-looking terminology, such as “will,” “may,” “should,” “could,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” and variations of these words and similar expressions. Any forward-looking statement speaks only as of the date on which it is made and is qualified in its entirety by reference to the factors discussed throughout this prospectus and in documents incorporated by reference. We do not undertake to update or revise any forward-looking statement to reflect events or circumstances after the date on which it is made.
Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance or results and we can give no assurance that these expectations will be attained. Our actual results may differ materially from those indicated by these forward-looking statements due to a variety of known and unknown risks and uncertainties. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. In addition to the discussion of risk factors referenced herein under the heading "Risk Factors," such known risks and uncertainties include without limitation:

•
the ability of our tenants and borrowers to make payments under their respective leases and mortgage loans, our reliance on certain major tenants under single tenant leases and our ability to re-lease properties;

•
changes in economic and business conditions in the energy infrastructure sector where our investments are concentrated, including the financial condition of our tenants or borrowers and general economic conditions in the particular sectors of the energy industry served by each of our infrastructure assets;

•
the inherent risks associated with owning real estate, including real estate market conditions, governing laws and regulations, including potential liabilities related to environmental matters, and the relative illiquidity of real estate investments;

•	risks associated with the bankruptcy or default of any of our tenants or borrowers, including the exercise of the rights and remedies of bankrupt entities;

•
the impact of laws and governmental regulations applicable to certain of our infrastructure assets, including additional costs imposed on our business or other adverse impacts as a result of any unfavorable changes in such laws or regulations;

•	the potential impact of greenhouse gas regulation and climate change on our or our tenants' business, financial condition and results of operations;

•	the loss of any member of our management team;

•	our continued ability to access the debt and equity markets;

•	our ability to successfully implement our selective acquisition strategy;

•	our ability to obtain suitable tenants for our properties;

•	our ability to refinance amounts outstanding under our credit facilities and our convertible notes at maturity on terms favorable to us;

•	changes in interest rates under our current credit facilities and under any additional variable rate debt arrangements that we may enter into in the future;

•	our ability to comply with certain debt covenants;

•	dependence by us and our tenants on key customers for significant revenues, and the risk of defaults by any such tenants or customers;

•	the risk of adverse impacts to our results of operations if the tenant exercises its early lease termination or lease buy-out options at our Portland Terminal Facility;

•	our or our tenants' ability to secure adequate insurance and risk of potential uninsured losses, including from natural disasters;

•	the continued availability of third-party pipelines, railroads or other facilities interconnected with certain of our infrastructure assets;

•	risks associated with owning, operating or financing properties for which the tenants', mortgagors' or our operations may be impacted by extreme weather patterns and other natural phenomena;

•	our ability to sell properties at an attractive price;

•	market conditions and related price volatility affecting our debt and equity securities;

•	competitive and regulatory pressures on the revenues of our interstate natural gas transmission business;

•	changes in federal or state tax rules or regulations that could have adverse tax consequences;

•	declines in the market value of our investment securities;

•
our ability to maintain internal controls and processes to ensure all transactions are accounted for properly, all relevant disclosures and filings are timely made in accordance with all rules and regulations, and any potential fraud or embezzlement is thwarted or detected;

•
changes in federal income tax regulations (and applicable interpretations thereof), or in the composition or performance of our assets, that could impact our ability to continue to qualify as a real estate investment trust for federal income tax purposes; and

•
risks related to potential terrorist attacks, acts of cyber-terrorism, or similar disruptions that could disrupt access to our information technology systems or result in other significant damage to our business and properties, some of which may not be covered by insurance and all of which could adversely impact distributions to our stockholders.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports we file with the SEC and which are incorporated by reference herein. See "Risk Factors" and “Incorporation of Certain Documents by Reference.” In addition, other factors not identified may emerge from time to time that could also have such an effect. We cannot give you any assurance that the forward-looking statements included or incorporated by reference in this prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included or incorporated by reference in this prospectus you should not regard the inclusion of this information as a representation by us or any other person that the results or conditions described in those statements or objectives and plans will be achieved.

RISK FACTORS
An investment in our securities should not constitute a complete investment program for any investor and involves a high degree of risk. Due to the uncertainty in our investments, there can be no assurance that we will achieve our investment objective. You should carefully consider the risks referenced below before making an investment decision.
An investment in any securities offered pursuant to this prospectus involves substantial risks. In deciding whether to invest in our securities, you should carefully consider the risk factors incorporated by reference herein from the sections captioned “Risk Factors” in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q (see “Incorporation of Certain Documents by Reference”), as well as the other information contained in this prospectus, as updated, amended or superseded by our subsequent filings under the Exchange Act (and the information incorporated by reference herein and therein) before acquiring any of such securities. Statements in or portions of a future document incorporated by reference in this prospectus, including, without limitation, those relating to risk factors, may update and supersede statements in and portions of this prospectus or such incorporated documents.
The occurrence of any of these risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow, which might cause the trading price of our common stock or other securities to decline and could result in you losing all or part of your investment in the offered securities. Much of the business information, as well as the financial and operational data contained in our risk factors, is updated in our periodic reports filed with the SEC pursuant to the Exchange Act, which are also incorporated by reference into this prospectus. Although we have tried to discuss key risk factors, please be aware that these are not the only risks we face and there may be additional risks that we do not presently know of or that we currently consider not likely to have a significant impact. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our business or our financial performance. Please also refer to the section entitled "Forward-Looking Statements" above.

USE OF PROCEEDS
We intend to use the net proceeds of the sale of any newly issued shares of common stock issued under the Plan for general corporate purposes. We will not receive proceeds from the sale of shares of common stock that Computershare, acting as the Plan Agent, purchases in the open market or in negotiated transactions. Our general corporate purposes may include, among other things, financing capital investments and future acquisitions in accordance with our investment objectives and policies as described in the reports we file with the SEC which are incorporated by reference herein. See “Incorporation of Certain Documents by Reference.” We may also use proceeds from the sale to retire all or a portion of any debt we incur, retire or redeem senior securities, and for working capital purposes, including the payment of distributions, interest and operating expenses, although there is currently no intent to issue securities primarily for this purpose.
We cannot predict with certainty how much of the proceeds from the sale of common stock pursuant to the Plan will be used for any of the above purposes. Until we use the net proceeds from the sale of shares of common stock pursuant to the Plan, they may be deposited in interest or non-interest bearing accounts or invested in marketable securities, including securities that may not be investment grade.

THE COMPANY
We were organized as a Maryland corporation and commenced operations on December 8, 2005. We have elected REIT status for U.S. federal income tax purposes, commencing with calendar year 2013. Our REIT election, assuming continuing compliance with the then applicable qualification tests, will continue in effect for subsequent taxable years.
Company Overview
CorEnergy primarily owns and seeks to own assets in the U.S. energy sector that perform utility-like functions, such as pipelines, storage terminals, rail terminals and gas and electric transmission and distribution assets. Our objective is to generate long-term contracted revenue from operators of our assets, primarily under triple-net participating leases without direct commodity price exposure. We believe our leadership team's energy and utility expertise provides CorEnergy with a competitive advantage to acquire, own and lease U.S. energy infrastructure assets in a tax-efficient, transparent and investor-friendly REIT. Our leadership team also utilizes a disciplined investment philosophy developed through an average of over 25 years of relevant industry experience.
We expect our leases to provide us with contracted base rent, plus participating rent based upon asset-specific criteria. The energy industry commonly employs contracts with participating features, and we provide exposure to both the risk and opportunity of utilization of our assets, which we believe is a hallmark of infrastructure assets of all types. Our participating triple-net leases require the operator to pay all expenses of the business including maintaining our assets in good working order.
The majority of our assets leased to tenants under triple-net leases are dependent upon the tenants' exploitation of hydrocarbon reserves in the fields where our assets are located. These reserves are depleted over time, and therefore, may economically diminish the value of our assets over the period that the underlying reserves are exploited. Accordingly, we expect the contracted base rents under these leases, including fair market renewal rent expectations, to provide for a return-on-capital, as well as a return of our invested capital, over the life of the asset. The portion of rents we believe to constitute a return of our invested capital are utilized for debt repayment and/or are reserved for capital reinvestment activities in order to maintain our long-term earnings and dividend paying capacity. The return-on-capital is that portion of rents which are available for distribution to our stockholders through dividend payouts.
Base rents under our leases are structured on an estimated fair market value rent structure over the initial term, which includes assumptions related to the terminal value of our assets and expectations of tenant renewals. At the conclusion of the initial lease term, our leases generally contain fair market value repurchase options or fair market rent renewal terms. These clauses also act as safeguards against our tenants pursuing activities which would undermine or degrade the value of our assets faster than the underlying reserves are depleted. Our participating rents are structured to provide exposure to the commercial activity of the tenant, and as such, also provide protection in the event that the economic life of our assets is reduced based on accelerated production by our tenants.
Our assets are primarily mission-critical to our customers, in that utilization of our assets is necessary for the business they seek to conduct and their rental payments are an essential operating expense. For example, our crude oil gathering system assets are necessary to the exploitation of upstream crude oil reserves, so the operators' lease of those assets is economically critical to their operations. Some of our assets are subject to rate regulation by FERC or state public utility commissions. Further, energy infrastructure assets are an essential and growing component of the U.S. economy that give us the opportunity to assist the capital expansion plans and meet the capital needs of various midstream and upstream participants.
We intend to distribute substantially all of our cash available for distribution, less prudent reserves, on a quarterly basis. We regularly assess our ability to pay and to grow our dividend to common stockholders. CorEnergy targets revenue growth of 1-3 percent annually from existing contracts through inflation escalations and participating rents, and additional growth from acquisitions. There can be no assurance that any potential acquisition opportunities will result in consummated transactions. Since qualifying as a REIT in 2013, we have been able to grow our annualized dividend from $2.50 per share to $3.00 per share through acquisitions. Our management contract includes incentive provisions, aligning our leadership team with our stockholders' interests in raising the dividend only if we believe the rate is sustainable.
Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “CORR” and our depositary shares, each representing 1/100th of a share of our 7.375% Series A cumulative redeemable preferred stock, are listed under the symbol “CORRPrA.” Our principal executive offices are located at 1100 Walnut Street, Suite 3350, Kansas City, MO 64106. Our telephone number is (816)875-3705, or toll-free (877) 699-2677, and our Web site is http://corenergy.reit. Please note that our Web site address is provided for informational purposes only and is not intended to be a hyperlink. Accordingly, the information located on and/or accessible from our Web site is not, and shall not be deemed to be, a part of this prospectus or incorporated into any filing that we make with the SEC.

DIVIDEND REINVESTMENT PLAN
Description of the Plan
The Dividend Reinvestment Plan (the “Plan”) provides record and beneficial owners of our common stock with a convenient and attractive low-cost method of investing cash dividends received on our common stock in additional common stock.
The Plan
The Plan was initially adopted by our board of directors on June 1, 2007 and, in connection with the filing of this prospectus, the board of directors approved increasing the number of shares of common stock available under the Plan so that, as of the date of this prospectus, an aggregate of 1,000,000 shares of common stock are available for issuance under the Plan. The following questions and answers explain the Plan. Shareholders who do not participate in the Plan will receive cash distributions, as declared and paid in the usual manner.
Questions and Answers about the Plan
What is the purpose of the Plan?
The primary purpose of the Plan is to provide stockholders with a convenient and simple method of increasing their investment in our common stock by investing cash distributions, without the payment of any brokerage commission or service charge in connection with making such investment, except as otherwise discussed below.
Who is eligible to participate in the Plan?
Existing shareholders of the Company are eligible to participate in the Plan.
Who is the administrator of the Plan?
Computershare Trust Company, N.A. serves as Plan Agent to administer the Plan (the “Plan Agent”). Certain administrative support will be provided to the Plan Agent by its designated affiliates. If you have questions regarding the Plan, please write to the Plan Agent at the following address: Computershare Trust Company, N.A., P.O. Box 505000, Louisville, KY 40233-5000, or call the Plan Agent at (877) 373-6374. An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 5:00 p.m., Eastern Standard Time, Monday through Friday (except holidays). In addition, you may visit the Computershare website at www.computershare.com/investor. At this website, you can enroll in the Plan, obtain information, and perform certain transactions on your Plan account via Investor Center. The Plan Agent may elect to use a broker affiliated with the Plan Agent for trading activity, relative to the Plan, on behalf of Plan participants. The Plan provides that the Plan Agent shall at all times act in good faith and shall agree to use its best efforts within reasonable limits to ensure the accuracy of all services performed under the Plan and to comply with applicable law, but shall not be liable for loss or damage due to errors unless such error is caused by the Plan Agent’s negligence, bad faith, or willful misconduct or that of its employees.
How does an investor participate in the Plan?
If a stockholder’s common stock is registered directly with us or with a brokerage firm that participates in our Plan through the facilities of the Depository Trust Company (“DTC”) and such stockholder’s account is coded dividend reinvestment by such brokerage firm, all distributions are automatically reinvested for stockholders by the Plan Agent, in additional common stock (unless a stockholder is ineligible or elects otherwise).
How can I choose not to participate in the Plan?
Holders of our common stock may elect not to participate in the Plan, and to receive all distributions of dividends and capital gains in cash, by sending written instructions to the Agent, as dividend paying agent, at the address set forth below. Holders of our common stock who elect not to participate in the Plan will receive such distributions in cash paid by the Plan Agent, as dividend paying agent, by check or automatic deposit to a U.S. bank account that you designate for shareholders of record or via deposit into the brokerage or other account through which such shares are held, as applicable.

What fees and other expenses will I incur by participating in the Plan?
There will be no fees with respect to shares issued directly by us as a result of distributions payable either in shares or in cash. However, each participant will pay a per share fee incurred with respect to the Plan Agent’s open-market purchases in connection with the reinvestment of distributions, as described below under “When and how will distributions be reinvested under the Plan?”. The current per share fee for such open-market purchases is $0.05 per share. If a participant elects to have the Plan Agent sell part or all of his or her common stock and remit the proceeds, such participant will be charged a per share fee, which is $0.10 per share as of the date of this prospectus, plus a $15.00 transaction fee. Per share fees include any brokerage commissions the Plan Agent is required to pay. The automatic reinvestment of distributions will not relieve participants of any federal, state or local income tax that may be payable (or required to be withheld) on such distributions. See “Material U.S. Federal Income Tax Considerations.”
What are the Record Dates for distributions that may be reinvested under the Plan?
The “Record Date” is the record date declared by our board of directors for each applicable distribution.
When and how will distributions be reinvested in common stock under the Plan?
We will use primarily newly-issued common stock to implement the Plan, whether our shares are trading at a premium or at a discount to book value. However, we reserve the right to instruct the Plan Agent to purchase shares in the open-market in connection with its obligations under the Plan.
The number of shares to be issued to a stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by the market price per share of our common stock at the close of regular trading on the distribution payment date. Market price per share on that date shall be the closing price for such shares or, if no sale is reported for such day, at the average of their reported bid and asked prices. If distributions are reinvested in shares purchased on the open market, then the number of shares received by a stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by the weighted average price per share (including per share fees, which include any brokerage commissions the Plan Agent is required to pay) for all shares purchased by the Plan Agent on the open-market in connection with such distribution. Such open-market purchases will be made by the Plan Agent as soon as practicable, but in no event more than 30 days after the distribution payment date, and may be made on any securities exchange where our common stock is traded, in the over-the-counter market or in negotiated transactions, on such terms as to price, delivery and otherwise as the Plan Agent shall determine. The Plan Agent may commingle stockholders’ funds to be used for any such open-market purchases, and stockholders’ uninvested funds held by the Plan Agent will not bear interest. The Plan provides that the Plan Agent shall have no liability in connection with any inability to purchase shares of our common stock within the time provided or with the timing of any purchases effected, and shall have no responsibility for the value of any shares so acquired.
NO INTEREST WILL BE PAID ON CASH DISTRIBUTIONS PENDING REINVESTMENT UNDER THE TERMS OF THE PLAN.
What kinds of reports will be sent to stockholders’ in the Plan?
The Plan Agent maintains all stockholders’ accounts in the Plan and furnishes written confirmation of each acquisition made for the participant’s account as soon as practicable, but in no event later than 60 days after the date thereof.
Will certificates be issued for shares held by the Plan Agent?
No. Shares in the account of each Plan participant will be held by the Plan Agent in non-certificated form in the Plan Agent’s name or that of its nominee.
Will I be able to vote shares that are acquired through distributions reinvested and held in my account under the Plan?
Each participant will have the opportunity to vote those shares purchased or received pursuant to the Plan by proxy. The Plan Agent will forward all proxy solicitation materials to participants and vote proxies for shares held pursuant to the Plan first in accordance with the instructions of the participants then with respect to any proxies not returned by such participant, in the same proportion as the Plan Agent votes the proxies returned by the participants.

When and how may a participating stockholder withdraw from the Plan, or sell a portion of the shares held in his or her account under the Plan?
Each registered participant may terminate his or her account under the Plan by notifying the Plan Agent in writing at P.O. Box 505000, Louisville, KY 40233-5000, or by calling the Plan Agent at (877) 373-6374 or using the website: www.computershare.com/investor. Upon any termination of participation in the Plan by a participant (and upon any termination of the Plan by us as described below, if applicable), the Plan Agent will cause the full shares held by each participant under the Plan to be issued in book entry form and, together with a cash adjustment for any fraction of a common share at the then current market value of the common stock, to be delivered to him or her less any applicable fees. If preferred, a participant may request the sale of all of the common stock held by the Plan Agent in his or her Plan account in order to terminate participation in the Plan, or may request the sale of only a portion of such shares while maintaining participation in the Plan. If a participant elects in advance of such a termination to have the Plan Agent sell part or all of his or her shares, the Plan Agent is authorized to deduct from the proceeds a $15.00 fee plus the per share fees incurred for the transaction. As of the date of this prospectus, the per share fee is $0.10. If a participant has terminated his or her participation in the Plan but continues to have common stock registered in his or her name, he or she may re-enroll in the Plan at any time by notifying the Plan Agent in writing at the address set forth at the beginning of this paragraph.
May the Plan be changed or discontinued?
Experience under the Plan may indicate that changes are desirable. Accordingly, we reserve the right to amend or terminate the Plan if in the judgment of our Board of Directors such a change is warranted. The Plan may be terminated by the Plan Agent or us upon notice in writing mailed to each participant at least 60 days prior to the effective date of the termination.
The terms and conditions of the Plan may be amended by the Plan Agent or us at any time; provided, however that, except when necessary or appropriate to comply with applicable law or the rules or policies of the SEC or any other regulatory authority, any such amendment may be made only by mailing to each participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment shall be deemed to be accepted by each participant unless, prior to the effective date thereof, the Plan Agent receives notice of the termination of the participant’s account under the Plan. Any such amendment may include an appointment by the Plan Agent of a successor Plan Agent, subject to the prior written approval of the successor Plan Agent by us. Additional information about the Plan may be obtained by writing to Computershare Trust Company, N.A, P.O. Box 505000, Louisville, KY 40233-5000, by contacting them by phone at (877) 373-6374, or by visiting their website at www.computershare.com/investor.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the current material U.S. federal income tax considerations relating to our company, our election to be taxed as a REIT and the purchase, ownership or disposition of our securities offered pursuant to this prospectus. For purposes of this discussion, references to “we,” “our” and “us” mean only CorEnergy Infrastructure Trust, Inc., and not its subsidiaries, except as otherwise indicated. This summary is for general information only and is not intended as individual tax advice. The information in this summary is based on:

•	the Code;

•	current, temporary and proposed Treasury Regulations promulgated under the Code;

•	the legislative history of the Code;

•	current administrative interpretations and practices of the IRS; and

•	court decisions;
in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and holders of its securities. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated under the Code, and administrative and judicial interpretations thereof. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.
This summary does not discuss any state, local or non-U.S. tax consequences associated with the purchase, ownership, or disposition of our securities or our election to be taxed as a REIT. You are urged to consult your tax advisors regarding the tax consequences to you of:

•	the acquisition, ownership and sale or other disposition of our securities, including the United States federal, state, local, foreign and other tax consequences;

•	our election to be taxed as a REIT for United States federal income tax purposes; and

•	potential changes in the applicable tax laws.
Tax matters are very complicated and the tax consequences to a U.S. person or a Non-U.S. person of an investment in our securities will depend on the facts of his, her or its particular situation. We encourage investors to consult their own tax advisers regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any possible changes in the tax laws.
Federal Income Taxation of Our Company
We have elected to be taxed as a REIT under Sections 856 through 860 of the Code and applicable Treasury Regulations, which set forth the requirements for qualifying as a REIT, commencing with our taxable year beginning January 1, 2013. We believe that we have been organized and operated in a manner so as to qualify for taxation as a REIT under the Code and we intend to continue to operate in such a manner. No assurance, however, can be given that we in fact have qualified or will remain qualified as a REIT. See “—Failure to Qualify”.
Husch Blackwell LLP has rendered an opinion to us to the effect that, commencing with our taxable year ended December 31, 2013 and through our taxable year ended December 31, 2017, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one or more of our officers. In addition, this opinion was based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, which are discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Husch Blackwell LLP. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy those requirements. Further, the anticipated federal income tax treatment described in this discussion may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Husch Blackwell LLP has no obligation to update its opinion subsequent to the date of such opinion.
The Husch Blackwell LLP opinion, and the information in this section, is based on the Code, current, temporary and proposed Treasury Regulations, the Code legislative history, current IRS administrative interpretations and practices, and court decisions. The reference to IRS interpretations and practices includes IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the opinion and the information in this section are based. Any change of this kind could apply retroactively to transactions preceding the date of the change. Moreover, opinions of counsel merely represent counsel’s best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinion, or the statements made in the following discussion, will not be challenged by the IRS or will be sustained by a court if so challenged.
The remainder of this section discusses U.S. Federal income tax consequences to the Company and to our shareholders as a result of our election to be taxed as a REIT.
For as long as we qualify for taxation as a REIT, we generally will not be subject to Federal corporate income taxes on net income that we currently distribute to stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and security holder levels) that generally results from investment in a “C” corporation. A “C” corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. Notwithstanding a REIT election, however, we will be subject to Federal income tax in the following circumstances:

•
First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains, provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the shareholder level.

•
Second, under certain circumstances, for tax years beginning before January 1, 2018, we may be subject to the “alternative minimum tax” on any items of tax preference and alternative minimum tax adjustments.

•
Third, if we have (i) net income from the sale or other disposition of “foreclosure property” (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

•
Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax on prohibited transactions.

•
Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a tax in an amount equal to the greater of either (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (ii) the amount by which 95% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability.

•
Sixth, if we should fail to satisfy any of the asset tests (as discussed below) for a particular quarter and do not qualify for certain de minimis exceptions but have nonetheless maintained our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to the greater of (i) $50,000 or (ii) the amount determined by multiplying the highest corporate tax rate by the net income generated by the nonqualifying assets that caused us to fail such test.

•
Seventh, if we fail to satisfy REIT requirements (other than the income or asset tests) and the violation is due to reasonable cause and not due to willful neglect, we maintain our REIT status but we must pay a penalty of $50,000 for each such failure.

•
Eighth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year (for this purpose such term includes capital gains which we elect to retain but which we report as distributed to our stockholders; see “Annual Distribution Requirements” below); and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

•
Ninth, we would be subject to a 100% penalty tax with respect to amounts received (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and a taxable REIT subsidiary were not comparable to similar arrangements among unrelated parties.

•
Tenth, we will be subject to a corporate level tax on certain built-in gains if such assets are sold during the 10 year period following conversion to a REIT. Built-in gain assets are assets whose fair market value exceeds the REIT’s adjusted tax basis at the time of conversion or the asset was acquired from a C corporation and our initial tax basis in the asset is less than the fair market value of that asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. Treasury Regulations exclude from the application of this built-in gains tax any gain from the sale of property we acquire in an exchange under Section 1031 (a like-kind exchange) or 1033 (an involuntary conversion) of the Code.

•	Eleventh, our subsidiaries that are C corporations, including our “taxable REIT subsidiaries,” generally will be required to pay federal corporate income tax on their earnings.

•
Twelfth, we may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the stockholder in our capital stock.

Requirements for Qualification as a REIT
The Code defines a REIT as a corporation, trust or association:
(i) that is managed by one or more trustees or directors;
(ii) that issues transferable shares or transferable certificates of beneficial interest to evidence its beneficial ownership;
(iii) that would be taxable as a domestic corporation but for Code Sections 856 through 860;
(iv) that is not a financial institution or an insurance company within the meaning of the Code;
(v) that is beneficially owned by 100 or more persons;
(vi) not more than 50% in value of the outstanding capital stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year after applying certain attribution rules;
(vii) that makes an election to be treated as a REIT for the current taxable year or has made an election for a previous taxable year which has not been terminated or revoked; and
(viii) which meets certain other tests, described below, regarding the nature of its income and assets.
The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Condition (vi) must be met during the last half of each taxable year. For purposes of determining stock ownership under condition (vi), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (vi). The Company should satisfy conditions (v) and (vi) based upon existing ownership. If we fail to satisfy these stock ownership requirements, we will fail to qualify as a REIT.
We believe that we have been organized, have operated and have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (i) through (viii), inclusive, during the relevant time periods. In addition, our Charter provides for restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (v) and (vi) above. See “Certain Provisions of Our Charter and Bylaws and the Maryland General Corporation Law—Restrictions on Ownership and Transfer.” These restrictions, however, do not ensure that we have previously satisfied, and may not ensure that we will, in all cases, be able to continue to satisfy, the share ownership requirements described in conditions (v) and (vi) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (vi) above, we will be treated as having met this requirement. See “—Failure to Qualify”.
In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year and we comply with the recordkeeping requirements of the Code and the Treasury Regulations promulgated thereunder. We have and will continue to have a calendar taxable year.
Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries
In the case of a REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of any partnership or limited liability company treated as a partnership or disregarded entity for federal income tax purposes, including such partnership’s or limited liability company’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for federal income tax purposes in which it owns an interest, would be treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of Our Operating Through Partnerships and Limited Liability Companies.”
We have sufficient control of our subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.
We may from time to time own and operate certain properties through subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary generally will be disregarded for Federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself for all purposes under the Code, including all REIT qualification tests. A qualified REIT subsidiary of ours will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.
The Bipartisan Budget Act of 2015 changed the rules applicable to U.S. federal income tax audits of partnerships (including partnerships in which we are a partner) and the collection of any tax resulting from such audits or other tax proceedings. Under the new rules, which are generally effective for taxable years beginning after December 31, 2017, among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. Although it is uncertain how these new rules will be implemented, it is possible that they could result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest, and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by the Bipartisan Budget Act of 2015 depend in many respects on the promulgation of future regulations or other guidance by the U.S. Department of the Treasury, the particular provisions of each partnership or limited liability company agreement and elections made by the partnership representative on behalf of the partnership.
Ownerships of Interests in Taxable REIT Subsidiaries
A “taxable REIT subsidiary” is an entity taxable as a corporation in which we own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. Subject to the tests described below, a taxable REIT subsidiary may own assets that are not considered real estate assets. Therefore, we may utilize taxable REIT subsidiaries to hold certain non-REIT qualifying investments, such as certain private equity investments. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to us. In addition, we will be obligated to pay a 100% penalty tax with respect to some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.
Income Tests
In order for us to maintain qualification as a REIT, certain separate percentage tests relating to the source of our gross income must be satisfied annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year generally must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property,” gain, and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) for each taxable year must be derived from such real property investments described above, dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing.
Rents received by us will qualify as “rents from real property” in satisfying the above gross income tests only if several conditions are met. First, the amount of rent generally must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.
Second, rents received from a tenant will not qualify as “rents from real property” if we, or a direct or indirect owner of 10% or more of our stock, actually or constructively owns 10% or more of such tenant (a “Related Party Tenant”). We may, however, lease our properties to a taxable REIT subsidiary and rents received from that subsidiary generally will not be disqualified from being “rents from real property” by reason of our ownership interest in the subsidiary if at least 90% of the property in question is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space, as determined pursuant to the rules in Code section 856(d)(8).
Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” This 15% test is based on relative fair market value of the real and personal property. If the rent attributable to personal property does not exceed 15% of the total rent received under the lease, then the portion of the rent attributable to such personal property will qualify as “rents from real property” and the personal property will be treated as a real estate asset for purposes of the 75% assets test (as discussed below). In addition, in the case of any obligation secured by a mortgage on both real and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, interest on such obligation is qualifying interest for purposes of the 75% gross income test and the obligation will be treated as a real estate asset for purposes of the 75% assets test.
Generally, for rents to qualify as “rents from real property” for the purposes of the gross income tests, we are only allowed to provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Income received from any other service will be treated as “impermissible tenant service income” unless the service is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.
To the extent our taxable REIT subsidiaries pay dividends, we generally will derive our allocable share of such dividend. Such dividend income will qualify under the 95%, but not the 75%, gross income test. We will monitor the amount of the dividend and other income from our taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. The relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, and, following the REIT’s identification of the failure to meet either of the gross income tests, a description of each item of the REIT’s gross income shall be included in a schedule for the relevant taxable year that is filed in accordance with the applicable regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.
Hedging Transactions
From time to time, we or our subsidiaries may enter into hedging transactions with respect to one or more of our or our subsidiaries’ assets or liabilities. Our or our subsidiaries’ hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” means (1) any transaction entered into in the normal course of our or our subsidiaries’ trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain) or (3) any hedging transaction entered into in connection with the extinguishment of specified indebtedness or disposal of property with respect to a position entered into under (1) or (2) above, if the position would be ordinary property. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT; however, no assurance can be given that our hedging activities will give rise to income that qualifies for purposes of either or both of the gross income tests.
Prohibited Transaction Income
Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized either directly or through any subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. As the sole owner of the entities that serve as the general partner or managing member of our subsidiary partnerships and limited liability companies, respectively, we intend to cause such entities to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring and owning their properties and to make occasional sales of the properties as are consistent with our investment objective. We do not intend, and do not intend to permit any of our subsidiary partnerships or limited liability companies, to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by our subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.
Penalty Tax
Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a taxable REIT subsidiary of ours, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.
Currently, our taxable REIT subsidiaries do not provide any services to our tenants or conduct other material activities. However, a taxable REIT subsidiary of ours may in the future provide services to certain of our tenants and pay rent to us. We intend to set any fees paid to our taxable REIT subsidiaries for such services, and any rent payable to us by our taxable REIT subsidiaries, at arm’s length rates, although the amounts paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid, or on the excess rents paid to us.

Asset Tests
At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

(1)
At least 75% of the value of our total assets must be represented by “real estate assets,” cash, cash items and government securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long term debt. Real estate assets are defined to include debt instruments issued by publicly offered REITs that are not secured by a real estate asset (a “nonqualified publicly offered REIT debt instrument”). Although treated as a real estate asset, the gain on the sale of a nonqualified publicly offered REIT debt instrument does not qualify for purposes of the 75% gross income test and not more than 25% of the value of our total assets may be represented by nonqualified publicly offered REIT debt instruments.

(2)	Not more than 25% of the value of our total assets may be represented by securities, other than those in the 75% asset class.

(3)
Except for certain investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

(4)	Except for certain investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of the total voting power of any one issuer’s outstanding securities.

(5)
Except for certain investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the debt safe harbors discussed below. As described further below, solely for purposes the 10% value test, the determination of our interest in the assets of an entity treated as a partnership for federal income tax purposes in which we own an interest will be based on our proportionate interest in any securities issued by the partnership, excluding for this purpose certain securities described in the Code.

(6)	Not more than 20% of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. For tax years prior to 2018, this percentage was 25%.
For purposes of these asset tests, any shares of qualified REIT subsidiaries are not taken into account, and any assets owned by the qualified REIT subsidiary are treated as owned directly by the REIT.
Securities, for purposes of the assets tests, may include debt we hold. However, the following types of arrangements generally will not be considered securities held by us for purposes of the 10% value test: (1) Straight debt securities of an issuer which meet the requirements of Code section 856(m)(2), discussed below; (2) Any loan to an individual or an estate; (3) Any Code section 467 rental agreement, other than with certain related persons; (4) Any obligation to pay rents from real property as defined in Code section 856(d)(1); (5) Any security issued by a state or any political subdivision thereof, the District of Columbia, a foreign government or any political subdivision thereof, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under such security does not depend in whole or in part on the profits of any entity not described in the category or payments on any obligation issued by such an entity; (6) Any security issued by a REIT; or (7) Any other arrangement as determined by the Internal Revenue Service. Under Code Section 856(m)(2), debt generally will constitute “straight debt” if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money (1) which is not convertible, directly or indirectly, into stock and (2) the interest rate (and the interest payment dates) of which is not contingent on the profits, the borrower’s discretion or similar factors. However, a security may satisfy the definition of “straight debt” even though the time of payment of interest or principal thereunder is subject to a contingency, if: (i) such contingency does not have the effect of changing the effective yield to maturity more than the greater of 0.25% or 5% of the annual yield to maturity, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1 million and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. Second, a security can satisfy the definition of “straight debt” even though the time or amount of any payment thereunder is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.
Certain “look-through” rules apply in determining a REIT partner’s share of partnership securities for purposes of the 10% value test. Under such rules, a REIT’s interest as a partner in a partnership is not considered a security, and the REIT is deemed to own its proportionate share of each of the assets of the partnership. The REIT’s interest in the partnership assets is the REIT’s proportionate interest in any securities issued by the partnership, other than securities qualifying for the above safe harbors. Therefore, a REIT that is a partner in a partnership must look through both its equity interest and interest in non-safe harbor debt securities issued by the partnership. Any non-safe harbor debt instrument issued by a partnership will not be considered a security to the extent of the REIT’s interest as a partner in the partnership. Also, any non-safe harbor debt instrument issued by a partnership will not be considered a security if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) is derived from the sources described in Code section 856(c)(3), which sets forth the general REIT income test.
Certain corporate or partnership securities that otherwise would qualify under the straight debt safe harbor will not so qualify if the REIT holding such securities, and any of its controlled taxable REIT subsidiaries, holds other securities of the issuer which are not securities qualifying for any safe harbors if such non-qualifying securities have an aggregate value greater than one percent of the issuer’s outstanding securities.
The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through any partnership or limited liability company) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of an increase in our interest in any partnership or limited liability company). Also, after initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in any partnership or limited liability company), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained, and we intend to maintain, adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure any noncompliance with the asset tests within the 30-day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.
Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests, and will not lose our REIT status, if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued.
In addition, if a REIT fails to meet any of the asset test requirements for a particular quarter after the 30-day cure period, and the failure exceeds the above-described de minimis standard, then the REIT still will be considered to have satisfied these tests if the REIT satisfies several requirements. First, the REIT’s failure to satisfy the particular asset test must be due to reasonable cause and not due to willful neglect. Second, the REIT must file a schedule of the assets resulting in such failure with the IRS in accordance with the regulations and must dispose of the assets within six months after the last day of the quarter in which the REIT identified the failure (or such other time period prescribed by the IRS) or otherwise meet the requirements of those rules by the end of such time period. Finally, the REIT must pay a tax equal to the greater of $50,000 or the amount determined by multiplying the highest corporate tax rate by the net income generated by the assets described in the schedule for the period beginning on the first date that the failure occurs and ending on the date when the REIT disposes of such assets or the end of the first quarter when the REIT no longer fails to satisfy the particular asset test.
Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful, or will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.
Annual Distribution Requirements
To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our REIT taxable income; and

•	90% of the net income (after tax), if any, from foreclosure property, minus

•	the sum of certain items of noncash income.
For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, our REIT taxable income will be reduced by any taxes we are required to pay on any gain we recognize from the disposition of any asset we acquired from a corporation which was or had been a C corporation in a transaction in which our tax basis in the asset was less than the fair market value of the asset, in each case determined at the time we acquired the asset, within the ten-year period following our acquisition of such asset. See “–Tax Liabilities and Attributes Inherited from Other Entities.” For purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

We generally must pay, or treated as paying, the distribution in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if the dividends are declared before we timely file our tax return for the year and paid within 12 months of the end of the tax year but before the first regular dividend payment made after such declaration. These distributions are treated as received by our stockholders in the year in which received. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. With respect to distributions in tax years beginning after December 31, 2015, the aggregate amount of dividends designated by the REIT as a capital gain dividend or qualified dividend income cannot exceed the dividends paid or deemed paid by the REIT under Section 858 with respect to such year.
If we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. These distributions will be treated as received by our shareholders on December 31 of the declaration year.
To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain income for such year; and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.
We may elect to retain and pay tax on net long-term capital gains and require our stockholders to include their proportionate share of such undistributed net capital gains in their income. If we make such election, stockholders would receive a tax credit attributable to their share of the capital gains tax paid by us, and would receive an increase in the basis of their shares in us in an amount equal to the security holder’s share of the undistributed net long-term capital gain reduced by the amount of the credit. Further, any undistributed net long-term capital gains that are included in the income of our stockholders pursuant to this rule will be treated as distributed for purposes of the 4% excise tax.
We intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, we may arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, we may refinance our indebtedness to reduce principal payments and may borrow funds for capital expenditures.
Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of our REIT distribution requirements, it will be treated as an additional distribution to our stockholders in the year such dividend is paid.
Federal Income Tax on Built-in Gain
We will be subject to a corporate level tax on certain built-in gains if such assets are sold during the 5 year period following conversion to a REIT. Built-in gain assets are assets whose fair market value exceeds the REIT’s adjusted tax basis at the time of conversion. In addition, a REIT may not have any earnings and profits accumulated in a non-REIT year. Thus, upon conversion to a REIT, we paid sufficient dividends in 2013 to distribute all accumulated earnings and profits.
Failure to Qualify
If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we will be subject to tax (including any applicable alternative minimum tax for tax years beginning prior to January 1, 2018) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will such distributions be required to be made. In such event, the distributions would be subject to tax to the shareholders as described under “Federal Income Tax Considerations for Holders of Our Capital Stock”. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.
Further, if we fail to satisfy one or more REIT qualification requirements, other than the income or asset tests (for which limited relief provisions are described above under “—Income Tests” and “—Asset Tests”), we could avoid losing our qualification as a REIT provided such violations are due to reasonable cause and not due to willful neglect, and provided further that we pay a penalty of $50,000 for each such failure.
Tax Aspects of Our Operating Through Partnerships and the Limited Liability Companies
General. Some of our investments are held indirectly through partnerships and limited liability companies that we believe are and will continue to be treated as partnerships or disregarded entities for federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by these partnerships and limited liability companies, based on our interests in each such entity.
Entity Classification. Our interests in the partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as disregarded entities or partnerships. For example, an entity that would otherwise be treated as a partnership for federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. Interests in a partnership are not treated as readily tradable on a secondary market, or the substantial equivalent thereof, if all interests in the partnership were issued in one or more transactions that were not required to be registered under the Securities Act, and the partnership does not have more than 100 partners at any time during the taxable year of the partnership, taking into account certain ownership attribution and anti-avoidance rules (the “100 Partner Safe Harbor”). If any of our partnerships and limited liability companies do not qualify for the 100 Partner Safe Harbor, the interests in such partnerships and limited liability companies would nonetheless be viewed as not readily tradable on a secondary market or the substantial equivalent thereof if the sum of the percentage interests in capital or profits transferred during any taxable year does not exceed 2% of the total interests in any such partnership’s or limited liability company’s capital or profits, subject to certain exceptions.
We believe our partnerships and limited liability companies will be classified as partnerships or disregarded entities for federal income tax purposes, and we do not anticipate that any of them will be treated as a publicly traded partnership that is taxable as a corporation. If any of our partnerships or limited liability companies were to be treated as a publicly traded partnership, it would be taxable as a corporation unless it qualified for the statutory “90% qualifying income exception.” Under that exception, a publicly traded partnership is not subject to corporate-level tax if 90% or more of its gross income consists of dividends, interest, “rents from real property” (as that term is defined for purposes of the rules applicable to REITs, with certain modifications), gain from the sale or other disposition of real property, and certain other types of qualifying income. However, if any such entity did not qualify for this exception or was otherwise taxable as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of any of our partnerships or limited liability companies might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment.
Allocations of Income, Gain, Loss and Deduction. A partnership agreement will generally determine the allocation of income and loss among partners. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder. Generally, Section 704(b) of the Code and the Treasury Regulations thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item.
Tax Allocations With Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. Depending on the method we choose in connection with any particular contribution of a property by us to a partnership or limited liability company, the carryover basis of each of the contributed interests in the properties in the hands of such partnership or limited liability company (1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (2) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our partnerships. An allocation described in clause (2) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.”
Any property acquired by a partnership or limited liability company in which we hold an interest in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.
Tax Liabilities and Attributes Inherited from Other Entities. From time to time, we may acquire “C” corporations in transactions in which the basis of the corporations’ assets in our hands is determined by reference to the basis of the assets in the hands of the acquired corporations, or carry-over basis transactions. In the case of assets we acquire from a “C” corporation in a carry-over basis transaction, if we dispose of any such asset in a taxable transaction (including by deed in lieu of foreclosure) during the five year period beginning on the date of the carry-over basis transaction, then we will be required to pay tax at the highest regular corporate tax rate on the gain recognized to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted tax basis in the asset, in each case determined as of the date of the carry-over basis transaction. The foregoing result with respect to the recognition of gain assumes that the “C” corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the “C” corporation. Any taxes we pay as a result of such gain would reduce the amount available for distribution to our stockholders.
Our tax basis in the assets we acquire in a carry-over basis transaction may be lower than the assets’ fair market values at the time of such acquisition. This lower tax basis could cause us to have lower depreciation deductions and more gain on a subsequent sale of the assets, and to have a correspondingly larger required distribution of income or gain to our stockholders, than would be the case if we had directly purchased the assets in a taxable transaction. In addition, in such a carry-over basis transaction, we will succeed to any tax liabilities and earnings and profits of the acquired “C” corporation.
To qualify as a REIT, we must distribute any such earnings and profits by the close of the taxable year in which such transaction occurs. Any adjustments to the acquired corporation’s income for taxable years ending on or before the date of the transaction, including as a result of an examination of the corporation’s tax returns by the IRS, could affect the calculation of the corporation’s earnings and profits. If the IRS were to determine that we acquired earnings and profits from a corporation that we failed to distribute prior to the end of the taxable year in which the carry-over basis transaction occurred, we could avoid disqualification as a REIT by using “deficiency dividend” procedures. Under these procedures, we generally would be required to distribute any such earnings and profits to our stockholders as a dividend within 90 days of the determination and pay a statutory interest charge at a specified rate to the IRS.
Federal Income Tax Considerations for Holders of Capital Stock
The following is a summary of the material federal income tax consequences to you of purchasing, owning and disposing of our capital stock. This discussion does not purport to be complete or to deal with all aspects of federal income taxation that may be relevant to security holders in light of their particular circumstances or who are subject to special rules, such as: banks, thrift institutions and certain other financial institutions; “S” corporations; real estate investment trusts; regulated investment companies; insurance companies; brokers and dealers in securities or currencies; certain securities traders; tax-exempt investors (except to the limited extent discussed in “—Taxation of Tax-Exempt Stockholders” below); partnerships, pass through-entities and persons holding our capital stock through a partnership or other pass-through entity; holders subject to the alternative minimum tax; holders who receive capital stock through the exercise of employee stock options or otherwise as compensation; individual retirement accounts; certain tax-deferred accounts; persons holding our capital stock as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction; U.S. expatriates; U.S. persons (as defined below) whose functional currency is not the U.S. dollar; and foreign investors (except to the limited extent discussed in “—Taxation of Non-U.S. Stockholders” below). Tax matters are very complicated, and the tax consequences of an investment in and holding of our securities will depend on the particular facts of each investor’s situation. Investors are advised to consult their own tax advisors with respect to the application to their own circumstances of the general federal income taxation rules described below and with respect to other federal, state, local or foreign tax consequences to them before making an investment in our securities. Unless otherwise noted, this discussion assumes that investors are U.S. persons and hold our securities as capital assets.

A “U.S. person” generally is a beneficial owner of our securities that is, for U.S. federal income tax purposes, any one of the following:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created in or organized under the laws of the United States or any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (i) is subject to the supervision of a court within the United States and the control of a United States person or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. holder” is a beneficial owner of our securities that is not a U.S. person.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective security holder that is a partnership holding our securities or a partner of such a partnership should consult his, her or its own tax adviser with respect to the purchase, ownership and disposition of our securities.
Taxation of Taxable U.S. Common Stockholders. As long as we qualify as a REIT, distributions made to our taxable U.S. common stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts.
If we receive qualified dividend income and designate such portion of our distributions as qualified dividend income in a written notice mailed not later than 60 days after the close of its taxable year, an individual U.S stockholder may qualify (provided holding period and certain other requirements are met) to treat such portion of the distribution as qualified dividend income, eligible to be taxed at the reduced maximum rate of generally 20%. Qualified dividend income is, in general, dividend income from taxable domestic corporations and qualified foreign corporations. A qualified foreign corporation generally excludes any foreign corporation which for the taxable year of the corporation in which the dividend was paid, or the preceding taxable year, is a passive foreign investment company. The total amount that can be designated by us as qualified dividend income generally cannot exceed the sum of (1) our qualified dividend income for the tax year, (2) the amount of our REIT taxable income and income taxed under the Code section 337(d) regulations, minus the tax on these items, for the prior year and (3) the amount of any earnings and profits that were distributed by us for the tax year and accumulated in a tax year during which our Company was not subject to the REIT rules. However, pursuant to Section 857(g) the aggregate amount of dividends designated by us as qualified dividend income or capital gain dividends (as discussed below) with respect to any taxable year may not exceed tax dividends paid by us with respect to such year. For these purposes, dividends paid after the close of the taxable year pursuant to Section 858 shall be treated as paid with respect to such year.
Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of such stockholder’s stock, but rather will reduce the adjusted basis of such shares as a return of capital. To the extent that such distributions exceed the adjusted basis of a stockholder’s stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. For purposes of determining what portion of a distribution is attributable to current or accumulated earnings and profits, earnings and profits will first be allocated to distributions made to holders of any shares of our preferred stock outstanding at the applicable time. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of ours.
Under the recently enacted Tax Cuts and Jobs Act, for tax years beginning after December 31, 2017 and prior to January 1, 2026, noncorporate stockholders are generally eligible to deduct up to 20% of the amount of ordinary REIT dividends that are not designated as capital gain dividends or qualified dividend income, subject to certain limitations.
In general, any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long-term capital gain or loss if the shares have been held for more than one year, otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) generally will be treated as long-term capital loss to the extent of distributions from us required to be treated by such stockholder as long-term capital gain.
Distributions that we properly designate as capital gain dividends will be taxable to stockholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year and to the extent they do not exceed the limitation under

Section 857(g), discussed above) from the sale or disposition of a capital asset held for greater than one year. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. However, stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income. A portion of capital gain dividends received by noncorporate taxpayers may be subject to tax at a 25% rate to the extent attributable to certain gains realized on the sale of real property. In addition, noncorporate taxpayers are generally taxed at a maximum rate of 20% on net long-term capital gain (generally, the excess of net long-term capital gain over net short-term capital loss) attributable to gains realized on the sale of property held for greater than one year.
Distributions we make and gain arising from the sale or exchange by a stockholder of shares of our stock will not be treated as passive activity income, and, as a result, stockholders generally will not be able to apply any “passive losses” against such income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our stock (or distributions treated as such) will not be treated as investment income under certain circumstances.
Upon any taxable sale or other disposition of our common stock, a U.S. stockholder will recognize gain or loss for Federal income tax purposes on the disposition of our stock in an amount equal to the difference between:

•	the amount of cash and the fair market value of any property received on such disposition; and

•	the U.S. stockholder’s adjusted basis in such stock for tax purposes.
Gain or loss will be capital gain or loss if the common stock has been held by the U.S. stockholder as a capital asset. The applicable tax rate will depend on the stockholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder’s tax bracket. A U.S. stockholder who is an individual or an estate or trust and who has long-term capital gain will be subject to a maximum capital gain rate of 20%. However, to the extent that the capital gain realized by a non-corporate stockholder on the sale of REIT stock corresponds to the REIT’s “unrecaptured Section 1250 gain,” such gain may be subject to tax at a rate of 25%. Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.
Taxation of Taxable U.S. Preferred Stockholders. Under the present law, we are of the opinion that preferred stock will constitute equity for federal income tax purposes. Therefore, as long as we qualify as a REIT, distributions made to our taxable U.S. preferred stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account them as ordinary income, and corporate shareholders will not be eligible for the dividends received deduction as to such amounts. Please see the discussion above “Taxation of U.S. Common Stockholders” with respect to the taxation of qualified dividend income and other distributions to preferred stockholders and gain or loss arising from the disposition of preferred shares.
With respect to the depositary shares, for U.S. federal income tax purposes, a holder of such shares will be considered to own the Series A Preferred Stock represented thereby. Accordingly, holders of depositary shares will recognize the income and deductions to which they would be entitled if they were actual holders of the Series A Preferred Stock. Therefore, reference in this document to preferred stock includes the investment in Series A Preferred Stock represented by depositary shares. In addition:

•	No gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of Series A Preferred Stock in exchange for depositary shares as provided in the deposit agreement;

•
The tax basis of each share of Series A Preferred Stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged for such whole share of Series A Preferred Stock; and

•
The holding period for the Series A Preferred Stock, in the hands of an exchanging owner of depositary shares who held the depositary shares as a capital asset at the time of the exchange, will include the period that the owner held the depositary shares.

Except as described below, no gain or loss will be recognized to a stockholder upon conversion of any Series A Preferred Stock solely into shares of our common stock. Except to the extent of cash paid in lieu of fractional shares, the adjusted tax basis for the shares of common stock received upon the conversion will be equal to the adjusted tax basis of any shares of Series A Preferred Stock converted, and the holding period of the shares of common stock will include the holding period of any shares of Series A Preferred Stock converted.
Cash received upon conversion in lieu of a fractional share of common stock generally will be treated as a payment in a taxable exchange for such fractional share of common stock, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. stockholder has held the Series A Preferred

Stock for more than one year. Any common stock received in exchange for accrued and unpaid dividends generally will be treated as a distribution by us, and a stockholder of any Series A Preferred Stock may recognize gain or dividend income to the extent there are dividends in arrears.
In the event that if our Series A Preferred Stock constitutes a USRPI, a non-U.S. stockholder generally will not recognize gain or loss upon a conversion of our Series A Preferred Stock into our common stock, provided our common stock also constitutes a USRPI and certain reporting requirements are satisfied. A non-U.S. stockholder’s basis and holding period in the common stock received upon a tax-free conversion will be the same as those of the converted Series A Preferred Stock (but the basis in the common stock received upon a tax-free conversion will be reduced by the portion of the adjusted tax basis allocated to any fractional common stock exchanged for cash). Non-U.S. stockholders converting their shares of Series A Preferred Stock should consult their tax advisors regarding the U.S. federal income tax consequences of any such conversion and of the ownership and disposition of the consideration received upon any such conversion.
If a stockholder receives the Alternative Conversion Consideration (in lieu of shares of our common stock) in connection with the conversion of the Series A Preferred Stock, the tax treatment of the receipt of any such other consideration will depend on the nature of the consideration and the structure of the transaction that gives rise to the Change of Control, and it may be a taxable exchange. Stockholders converting their shares of Series A Preferred Stock should consult with their tax advisors regarding the U.S. federal income tax consequences of any such conversion and of the ownership and disposition of the consideration received upon any such conversion.
Section 305(c) of the Code and the Treasury Regulations promulgated thereunder treat as a dividend certain constructive distributions of shares with respect to shares of preferred stock. If the conversion ratio for the Series A Preferred Stock does not fully adjust to reflect a stock dividend, stock split, distribution of shares, warrants or share rights with respect to the common stock, or a reverse share split, a stockholder may be deemed to receive a distribution if the stockholder’s proportionate interest in us is increased. Any such constructive dividends may constitute (and cause other dividends to constitute) extraordinary dividends to corporation stockholders.
A redemption by us (including a redemption resulting from our liquidation), if any, of all the shares actually and constructively held by a stockholder generally will give rise to capital gain or loss under Section 302(b) of the Code, provided that the redemption proceeds to not represent accrued and unpaid dividends. Other redemptions may also give rise to capital gain or loss, but certain conditions imposed by Section 302(b) of the Code must be satisfied to achieve such treatment.
Taxation of Tax-Exempt Stockholders. Provided that a tax-exempt stockholder has not held our common stock as “debt financed property” within the meaning of the Internal Revenue Code, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of common stock will not constitute UBTI unless the tax-exempt stockholder has held its stock as debt financed property within the meaning of the Internal Revenue Code or has used the common stock in a trade or business. However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from Federal income taxation under Internal Revenue Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in our securities will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.
A “qualified trust” (defined to be any trust described in Code Section 401(a) and exempt from tax under Code Section 501(a)) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the “five or fewer requirement”) only by relying on a special “look-through” rule under which shares held by qualified trust stockholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein; and (ii) the REIT is “predominantly held” by qualified trusts. A REIT is “predominantly held” by qualified trusts if either (i) a single qualified trust holds more than 25% of the value of the REIT shares, or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT shares, hold in the aggregate more than 50% of the value of the REIT shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT shares is equal to the ratio of (i) the UBTI earned by the REIT (computed as if the REIT were a qualified trust and therefore subject to tax on its UBTI) to (ii) the total gross income (less certain associated expenses) of the REIT for the year in which the dividends are paid. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year.
The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying on the “look-through” rule.

Taxation of Non-U.S. Stockholders. The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, “Non-U.S. stockholders”) are complex, and no attempt will be made herein to provide more than a limited summary of such rules. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. stockholder. Prospective Non-U.S. stockholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in our stock, including any reporting requirements.
Distributions that are not attributable to gain from sales or exchanges by us of U.S. real property interests and not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution. If a Non-U.S. stockholder qualifies for benefits under an applicable income tax treaty, the 30% U.S. federal income tax withholding rate on dividend distributions to such stockholder may be reduced significantly. However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. stockholder’s conduct of a U.S. trade or business, the Non-U.S. stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to a branch profits tax of up to 30% if the stockholder is a foreign corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. stockholder that are not designated as capital gain dividends, unless either:

•	a lower treaty rate applies and the Non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate is filed with us or

•	the Non-U.S. stockholder filed an IRS Form W-8ECI with us claiming that the distribution is income treated as effectively connected to a U.S. trade or business.
A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.
Additional withholding regulations may require us to withhold 15% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%.
Except as discussed below with respect to 10% or less holders of regularly traded classes of stock, for any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions by us that are attributable to gain from our sale or exchange of USRPIs under special provisions of the United States federal income tax laws known as the Foreign Investment in Real Property Act, or “FIRPTA.” The term USRPIs includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in U.S. real property. Under those rules, a non-U.S. stockholder is taxed on distributions by us attributable to gain from sales of USRPIs as if the gain were effectively connected with a United States trade or business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold. However, FIRPTA and the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the United States if the recipient non-U.S. stockholder did not own more than 10% of such class of stock at any time during the one year period ending on the date of distribution. Instead, any capital gain dividend will be treated as an ordinary distribution subject to the rules discussed above, which generally impose a 30% withholding tax (unless reduced by a treaty). Also, the branch profits tax will not apply to such a distribution.
A non-U.S. stockholder generally will not incur tax under FIRPTA with respect to gain on a sale of our common stock or preferred stock as long as at all times during the testing period non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. We cannot assure you that that test will be met, but, if such test is satisfied, the sale of our stock will not be subject to tax under FIRPTA, regardless of the percentage owned by such holder and whether our stock is regularly traded on an established securities market. Even if we meet this test, pursuant to “wash sale” rules under FIRPTA, a non-U.S. stockholder may incur tax under FIRPTA to the extent such stockholder disposes of stock within a certain period prior to a capital gain distribution and directly or indirectly (including through certain affiliates) reacquires stock within certain prescribed periods. However, a non-U.S. stockholder will not incur tax under FIRPTA on a disposition of the shares of our common or preferred stock if: (i) such non-U.S. stockholder owned, actually or constructively, at all times during a specified testing period, 10% or less of the total fair market value of a class of our stock that is “regularly traded” on an established securities market; (ii) such non-U.S. stockholder owned shares of a class of our stock that is not publicly traded on an established securities market if the fair market value of the shares acquired by such non-U.S. stockholder on the date of acquisition did not exceed 10% of the regularly traded class of stock with the lowest fair market value; or (iii) such non-U.S. stockholder owned shares of a class of our stock that is convertible into a class of our stock that is regularly traded if the fair market value of the shares acquired by such non-U.S. stockholder on the date of acquisition did not exceed 10% of the total fair market value of the regularly traded class of stock that such shares are convertible into. For as long as our common stock is regularly traded on an established securities market, a non-U.S. stockholder should not incur tax under FIRPTA with respect to gain on a sale of our common stock if it owns, actually or constructively, 10% or less of our common stock. If the gain on the sale of our stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•
the gain is effectively connected with the non-U.S. stockholder’s United States trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

•
the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains derived from sources within the United States.

Under the Protecting American from Tax Hikes Act of 2015 (the “PATH Act”), REIT stock held by certain qualified collective investment entities will not be treated as a USRPI subject to FIRPTA. In addition, the PATH Act exempts certain foreign retirement and pension funds from FIRPTA.
State and Local Taxes. We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside (although U.S. stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to our operations and distributions). The state and local tax treatment of us and our stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.
Information Reporting and Backup Withholding
Applicable Treasury Regulations provide presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. Because the application of these Treasury Regulations varies depending on the stockholder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.
U.S. Holders. A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on our stock or proceeds from the sale or other taxable disposition of our stock. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•
fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
Non-U.S. Holders. Payments of dividends on our stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN or W-8BEN-E (or other applicable successor form)

or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our stock paid to the non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Federal Income Taxation of Debt Securities
Federal Income Tax Treatment of Holders of Debt Securities. Under present law, we are of the opinion that the debt securities will constitute indebtedness of the Company for federal income tax purposes, which the discussion below assumes. We intend to treat all payments made with respect to the debt securities consistent with this characterization.
Under the Tax Cuts and Jobs Act, debtholders that use the accrual method of tax accounting and prepare “applicable financial statements” will have to recognize income from their debt securities no later than the taxable year in which such income is taken into account as revenue in their “applicable financial statements.” This may require investors to report income earlier than it would otherwise be recognized under the tax rules discussed below. It is unclear how this and other provisions of the Tax Cuts and Jobs Act will ultimately affect holders of debt securities issued by the Company.
Taxation of Interest. Payments or accruals of interest on debt securities generally will be taxable to you as ordinary interest income at the time such interest is received (actually or constructively) or accrued, in accordance with your regular method of accounting for federal income tax purposes.
Purchase, Sale and Redemption of Debt Securities. Initially, your tax basis in debt securities acquired generally will be equal to your cost to acquire such debt securities. This basis will increase by the amounts, if any, that you include in income under the rules governing market discount, and will decrease by the amount of any amortized premium on such debt securities, as discussed below. When you sell or exchange any of your debt securities, or if any of your debt securities are redeemed, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued and unpaid interest, which will be subject to federal income tax as interest in the manner described above) and your tax basis in the debt securities relinquished.
Except as discussed below with respect to market discount, the gain or loss that you recognize on the sale, exchange or redemption of any of your debt securities generally will be capital gain or loss. Such gain or loss will generally be long-term capital gain or loss if the disposed debt securities were held for more than one year and will be short-term capital gain or loss if the disposed debt securities were held for one year or less. Net long-term capital gain recognized by a noncorporate U.S. holder generally will be subject to a maximum federal income tax at a lower rate of 20%, while any net short-term capital gain or ordinary income will be subject to a maximum rate of 37%. For corporate holders, capital gain is generally taxed for federal income tax purposes at the same rate as ordinary income, that is, as of the date of this prospectus at a maximum rate of 21%. A holder’s ability to deduct capital losses may be limited.
Amortizable Premium. If you purchase debt securities at a cost greater than their stated principal amount, plus accrued interest, you will be considered to have purchased the debt securities at a premium, and you generally may elect to amortize this premium as an offset to interest income, using a constant yield method, over the remaining term of the debt securities. If you make the election to amortize the premium, it generally will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the IRS. If you elect to amortize the premium, you will be required to reduce your tax basis in the debt securities by the amount of the premium amortized during your holding period. If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the debt securities. Therefore, if you do not elect to amortize the premium and you hold the debt securities to maturity, you generally will be required to treat the premium as a capital loss when the debt securities are redeemed.
Market Discount. If you purchase debt securities at a price that reflects a “market discount,” any principal payments on or any gain that you realize on the disposition of the debt securities generally will be treated as ordinary interest income to the extent of the market discount that accrued on the debt securities during the time you held such debt securities. “Market discount” is defined under the Internal Revenue Code as, in general, the excess of the stated redemption price at maturity over the purchase price of the debt security, except that if the market discount is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, the market discount is considered to be zero. In addition, you may be required to defer the deduction of all or a portion of any interest paid on any indebtedness that you incurred or continued to purchase or carry the debt securities that were acquired at a market discount. In general, market discount will be treated as accruing ratably over the term of the debt securities, or, at your election, under a constant yield method.
You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the debt securities as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply and you will increase your basis in the debt security by the amount of market discount you include in gross income. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS.
Information Reporting and Backup Withholding. In general, information reporting requirements will apply to payments of principal, interest, and premium, if any, paid on debt securities and to the proceeds of the sale of debt securities paid to U.S. holders other than certain exempt recipients (such as certain corporations). Information reporting generally will apply to payments of interest on the debt securities to non-U.S. Holders (as defined below) and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable income tax treaty. In addition, for non-U.S. Holders, information reporting will apply to the proceeds of the sale of debt securities within the United States or conducted through United States-related financial intermediaries unless the certification requirements described below have been complied with and the statement described below in “Taxation of Non-U.S. Holders” has been received (and the payor does not have actual knowledge or reason to know that the holder is a United States person) or the holder otherwise establishes an exemption.
We may be required to withhold, for U.S. federal income tax purposes, a portion of all payments (including redemption proceeds) payable to holders of debt securities who fail to provide us with their correct taxpayer identification number, who fail to make required certifications or who have been notified by the IRS that they are subject to backup withholding (or if we have been so notified). Certain corporate and other stockholders specified in the Internal Revenue Code and the regulations thereunder are exempt from backup withholding. Backup withholding is not an additional tax. Any amounts withheld may be credited against the holder’s U.S. federal income tax liability provided the appropriate information is furnished to the IRS. If you are a non-U.S. Holder, you may have to comply with certification procedures to establish your non-U.S. status in order to avoid backup withholding tax requirements. The certification procedures required to claim the exemption from withholding tax on interest income described below will satisfy these requirements.
Taxation of Non-U.S. Holders. If you are a non-resident alien individual or a foreign corporation (a “non-U.S. Holder”), the payment of interest on the debt securities generally will be considered “portfolio interest” and thus generally will be exempt from U.S. federal withholding tax. This exemption will apply to you provided that (1) interest paid on the debt securities is not effectively connected with your conduct of a trade or business in the United States, (2) you are not a bank whose receipt of interest on the debt securities is described in Section 881(c)(3)(A) of the Internal Revenue Code, (3) you do not actually or constructively own 10 percent or more of the combined voting power of all classes of the Company’s stock entitled to vote, (4) you are not a controlled foreign corporation that is related, directly or indirectly, to the Company through stock ownership, and (5) you satisfy the certification requirements described below.
To satisfy the certification requirements, either (1) the holder of any debt securities must certify, under penalties of perjury, that such holder is a non-U.S. person and must provide such owner’s name, address and taxpayer identification number, if any, on IRS Form W-8BEN, or (2) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the debt securities on behalf of the holder thereof must certify, under penalties of perjury, that it has received a valid and properly executed IRS Form W-8BEN from the beneficial holder and comply with certain other requirements. Special certification rules apply for debt securities held by a foreign partnership and other intermediaries.
Interest on debt securities received by a non-U.S. Holder that is not excluded from U.S. federal withholding tax under the portfolio interest exemption as described above generally will be subject to withholding at a 30% rate, except where (1) the interest is effectively connected with the conduct of a U.S. trade or business, in which case the interest will generally be subject to U.S. income tax on a net basis as applicable to U.S. holders generally or (2) a non-U.S. Holder can claim the benefits of an applicable income tax treaty to reduce or eliminate such withholding tax. To claim the benefit of an income tax treaty or to claim an exemption from withholding because the interest is effectively connected with a U.S. trade or business, a non-U.S. Holder must timely provide the appropriate, properly executed IRS forms. These forms may be required to be periodically updated. Also, a non-U.S. Holder who is claiming the benefits of an income tax treaty may be required to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.
Any capital gain that a non-U.S. Holder realizes on a sale, exchange or other disposition of debt securities generally will be exempt from U.S. federal income tax, including withholding tax. This exemption generally will not apply to you if your gain is effectively connected with your conduct of a trade or business in the U.S. or you are an individual holder and are present in the U.S. for a period or periods aggregating 183 days or more in the taxable year of the disposition.
Federal Income Tax Aspects of Warrants and Subscription Rights.
If you exercise a warrant or subscription right, you will not recognize any gain or loss for U.S. federal income tax purposes (except that gain or loss will be recognized to the extent you receive cash in lieu of a fractional common share as if you had actually received the fractional share and the fractional share was immediately redeemed for cash). Your initial tax basis in the security received upon exercise will be the sum of the exercise price paid and your adjusted tax basis in the warrant or subscription right (excluding any portion of such sum allocable to a fractional share), and your holding period for the security received will begin on the day you exercise the warrant or subscription right. If you sell or exchange a warrant or subscription right, you will generally recognize gain or loss equal to the difference between the amount realized in the sale or exchange and your adjusted tax basis in the warrant or right sold or exchanged. If the warrant or subscription right expires unexercised, you will recognize a loss in an amount equal to your adjusted tax basis in the warrant or right at such time. Any such gain or loss from the sale, exchange or expiration of the warrants or rights will be capital gain or loss and will be long-term capital gain or loss if your holding period for the warrants or rights exceeds one year at the time of the sale, exchange or expiration. Non-U.S. holders of warrants and subscription rights to acquire our stock should see the discussion under “Federal Income Tax Considerations for Holders of Capital Stock—Taxation of Non-U.S. Stockholders” and should consult their own tax advisers with respect to the United States federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in the options or subscription rights.
Additional Considerations.
Medicare Tax. For taxable years beginning after December 31, 2012, a 3.8 percent tax will generally be imposed on the net investment income of certain individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” will generally include interest (including interest on our debt securities), dividends (including dividends paid with respect to our stock), annuities, royalties, rent, net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, exchange or other taxable disposition of shares of our stock) and certain other income, but will be reduced by any deductions properly allocable to such income or net gain.
Foreign Accounts. Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities (including payments to U.S. holders who hold shares of our capital stock through such a foreign financial institution or non-U.S. entity).
Specifically, a 30% withholding tax may be imposed on dividends on, and gross proceeds from the sale or other disposition of, our capital stock paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and IRS guidance, withholding under FATCA generally applies to payments of dividends, and will apply to payments of gross proceeds from a sale or other disposition of capital stock on or after January 1, 2017. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the FATCA withholding we may treat the entire distribution as a dividend. Prospective investors should consult their tax advisors regarding these withholding provisions.

Tax Cuts and Jobs Act and Potential U.S. Federal Income Tax Developments
The Tax Cuts and Jobs Act was signed into law on December 22, 2017, and generally applies with respect to taxable years beginning after December 31, 2017. The Tax Cuts and Jobs Act made significant changes to the Internal Revenue Code affecting the taxation of businesses and their owners, including REITs and the stockholders of REITs, and, in certain cases, modifies the tax rules discussed herein. Among other items, the Tax Cuts and Jobs Act made the following changes:

•
For tax years beginning after December 31, 2017, and before January 1, 2026, (i) the U.S. federal income tax rates on ordinary income of individuals, trusts and estates have been generally reduced, and (ii) non-corporate taxpayers are permitted to take a deduction equal to 20% of certain pass-through business income, including dividends received from REITs that are not designated as capital gain dividends or qualified dividend income, subject to certain limitations.

•	The maximum U.S. federal income tax rate for corporations has been reduced from a maximum rate of 35% to a flat 21% rate, and the alternative minimum tax has been eliminated for corporations.

•
The maximum withholding rate on distributions by us to non-U.S. stockholders that are treated as attributable to gain from the sale or exchange of a U.S. real property interest is reduced from 35% to 21%.

•
Certain new limitations on the deductibility of interest expense now apply, which generally limit the deduction for net business interest to 30% of the borrower’s adjusted taxable income (excluding non-business income, net operating business interest income, and for taxable years beginning before January 1, 2022, depreciation and amortization). If a REIT and its taxable REIT subsidiaries qualify as real estate companies, they can elect not to be subject to such limitation in exchange for depreciation of corporate property using longer depreciation schedules than would otherwise be available.

•
Certain new limitations on the ability to recognize net operating losses now apply, which limitations may affect the timing and amount of recognition of net operating losses generated by REITs and taxable REIT subsidiaries.

•
A U.S. tax-exempt stockholder that is subject to tax on its unrelated business taxable income (“UBTI”) will be required to separately compute its taxable income and loss for each unrelated trade or business activity for purposes of determining its UBTI.

•
New accounting rules generally require taxpayers, including REITs, to recognize income items for federal income tax purposes no later than when such taxpayer takes the item into account for financial reporting purposes, which may accelerate recognition of certain income items.

The Tax Cuts and Jobs Act also makes significant changes to the taxation of international businesses, which may affect us and how we are taxed on income earned by our non-U.S. subsidiaries.
This summary is not a comprehensive discussion of the changes to U.S. federal income tax laws as a result of the enactment of the Tax Cuts and Jobs Act. The rules dealing with federal income taxation, including implementation of the changes and technical corrections to the Tax Cuts and Jobs Act, are constantly under review by the IRS, the United States Department of the Treasury and United States Congress. New U.S. federal income tax legislation or other provisions may be enacted into law or new interpretations, rulings or Treasury Regulations could be adopted, all of which could affect the taxation of us, our affiliated entities, and our stockholders. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting us or our stockholders. Consequently, the tax treatment described herein may be modified prospectively or retroactively by legislative action.

PLAN OF DISTRIBUTION
Except to the extent the Plan Agent purchases shares of common stock in the open market or in negotiated transactions, we will sell directly to you through the Plan Agent the shares of common stock acquired under the Plan. The Plan Agent may elect to utilize a registered broker/dealer that is affiliated with the Plan Agent in connection with any purchases or sales of our common stock for the accounts of participants under the Plan, but such broker will not be acting as an underwriter with respect to shares of our common stock sold under the Plan. In connection with any reinvestment of dividends in which the Plan Agent purchases shares of common stock in the open market or negotiated transactions, you will pay a per share fee as described under “What fees and expenses will I incur by participating in the Plan?” in the section of this prospectus entitled “Dividend Reinvestment Plan.”
Persons who acquire shares of common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, as amended, and may be considered to be underwriters within the meaning of the Securities Act of 1933, as amended. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant under the Plan, nor will we enter into any agreement with any such person regarding such person’s purchase of such shares or any resale or distribution thereof.
Subject to the restrictions contained in our Articles of Amendment and Restatement, as amended, our Third Amended and Restated Bylaws, and the availability from time to time of shares of common stock registered for issuance under the Plan, there is no maximum number of shares of common stock that can be issued pursuant to the reinvestment of dividends.
The shares of common stock may be resold in market transactions on any national securities exchange on which shares of our common stock trade or in privately negotiated transactions. Our shares of common stock are currently listed for trading on the New York Stock Exchange under the symbol “CORR”. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are deemed by us to be inconsistent with the purposes of the Plan.

DISCLOSURE OF SEC’s POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS
Certain legal matters in connection with the securities offered hereby, including certain tax matters, will be passed upon for us by Husch Blackwell LLP (“HB”), Kansas City, Missouri. HB may rely as to certain matters of Maryland law on the opinion of Venable LLP, Baltimore, Maryland.
EXPERTS
The consolidated financial statements of CorEnergy Infrastructure Trust, Inc. appearing in CorEnergy Infrastructure Trust, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2017 including schedules appearing therein, and the effectiveness of CorEnergy Infrastructure Trust, Inc.’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.
AVAILABLE INFORMATION
We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. This information is available free of charge by contacting us at 1100 Walnut, Suite 3350, Kansas City, MO 64106 or by telephone at 1-877-699-2677 or on our website at http://corenergy.reit. The information on our website is not incorporated by reference into this prospectus. The SEC maintains an Internet website that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s Internet website at http://www.sec.gov.
This prospectus does not contain all of the information in our registration statement, including amendments, exhibits, and schedules. Statements in this prospectus about the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by this reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information contained in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we later file with the SEC will automatically update and supersede this information. Any statement contained in a document which incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus or information that we later file with the SEC modifies or replaces that information.
We incorporate by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all the securities offered by this prospectus.
The documents listed below have been filed by us under the Exchange Act and are incorporated by reference in this prospectus supplement:

•	Our Annual Report on Form 10-K, for the fiscal year ended December 31, 2017, as originally filed with the SEC on February 28, 2018.

•	The information contained in our definitive proxy statement on Schedule 14A filed with the SEC on April 6, 2018 to the extent incorporated by reference in Part III of the Form 10-K.

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, as filed with the SEC on May 2, 2018.

•	Our Quarterly Report on Form 10-Q for the quarterly period ended on June 30, 2018, as filed with the SEC on August 2, 2018.

•
Our Current Reports on Form 8-K, as filed with the SEC on January 4, 2018, January 24, 2018, May 18, 2018, May 31, 2018 (the first report filed on such date, pursuant to Item 8.01 of Form 8-K), and June 28, 2018 (excluding any information that is deemed to have been “furnished” and not “filed” with the SEC).

•
The description of our shares of common stock included in our registration statement on Form 8-A filed on February 1, 2007, and any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus all documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information that is deemed to have been “furnished” and not “filed” with the SEC) after the date of this prospectus and prior to the termination of the offering of the securities covered by this prospectus, including all filings made after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement.
To obtain a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in such documents), please contact us at 1100 Walnut, Suite 3350, Kansas City, MO 64106, Telephone (816) 875-3705.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
The following is a statement of the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts, commissions and transfer taxes, to be paid by the registrant. The following statement of estimated expenses has been used to demonstrate the expense of an offering and does not represent an estimate of the aggregate amount of securities that may be registered or distributed pursuant to this registration statement because such amount is unknown at this time.

SEC registration fee	$4,323.20	(1)
Legal fees and expenses	8,500.00
Accounting fees and expenses	1,500.00
Fees and expenses of qualification under state securities laws (including legal fees)	—
Transfer Agent’s fees and disbursements	—
Rating agency fees	—
Trustee’s fees and expenses	—
Miscellaneous (including NYSE listing fees)	—
TOTAL	$14,323.20

(1)	The registration fee of $4,323.20 is calculated pursuant to Rule 457(c).

Item 15. Indemnification of Directors and Officers
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty which is established by a final judgment as being material to the cause of action. The Company’s Charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.
The Charter authorizes the Company, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Bylaws obligate the Company, to the maximum extent permitted by Maryland law and without requiring a preliminary determination of the ultimate entitlement to indemnification, to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of such status and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company.
Maryland law requires a corporation (unless its charter provides otherwise, which the Company’s Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made, or threatened to be made, a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
These provisions do not limit or eliminate our rights or the rights of any of our stockholders to seek nonmonetary relief such as an injunction or rescission in the event any of our directors or officers breaches his or her duties. These provisions will not alter the liability of our directors or officers under federal securities laws.

Item 16. Exhibits

Exhibit No.	Description
3.1
Articles of Amendment and Restatement of CorEnergy Infrastructure Trust, Inc. as amended (incorporated by reference to the Registrant's Annual Report on Form 10-K, for the year ended December 31, 2015, filed March 14, 2016).

3.2	Third Amended and Restated Bylaws (incorporated by reference to the Registrant's current report on Form 8-K, filed August 7, 2017).
4.1
Form of Stock Certificate for Common Stock of CorEnergy Infrastructure Trust, Inc. (incorporated by reference to Registrant’s current report on Form 8-K, filed January 14, 2014 (the first Form 8-K on such date)).

4.2	Dividend Reinvestment Plan (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the Quarter ended August 31, 2007, filed October 12, 2007).
5.1	Opinion of Venable LLP regarding legality*
8.1	Opinion of Husch Blackwell LLP regarding certain tax matters*
23.1	Consent of Venable LLP (included in Exhibit 5.1)*
23.2	Consent of Husch Blackwell LLP (included in Exhibit 8.1)*
23.3	Consent of Ernst & Young LLP*
24.1	Power of Attorney dated October 30, 2018 (included on the signature page)

*	Filed herewith.

Item 17. Undertakings
The Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii), and (1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on the 30th day of October, 2018.

CORENERGY INFRASTRUCTURE TRUST, INC.

By:	/s/ David J. Schulte
Name: David J. Schulte
Title: Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David J. Schulte and Rebecca M. Sandring and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David J. Schulte	Chief Executive Officer and Director (Principal Executive Officer)	October 30, 2018
David J. Schulte

/s/ Rebecca M. Sandring	Chief Accounting Officer, Treasurer and Secretary (Principal Accounting and Principal Financial Officer)	October 30, 2018
Rebecca M. Sandring

/s/ Richard C. Green	Executive Chairman of the Board	October 30, 2018
Richard C. Green

/s/ Todd Banks	Director	October 30, 2018
Todd Banks

/s/ Barrett Brady	Director	October 30, 2018
Barrett Brady

/s/ Conrad S. Ciccotello	Director	October 30, 2018
Conrad S. Ciccotello

/s/ Catherine A. Lewis	Director	October 30, 2018
Catherine A. Lewis